EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS YEAR-END AND FOURTH QUARTER RESULTS

REPORT ON POWER PACK DEMONSTRATION

New York, NY - March 17, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the fourth quarter and year-ended December 31, 2004. For the quarter ended December 31, 2004, the net loss attributable to common shareholders was $6,296,000, or $.24 per share, based on 26,335,126 weighted average shares, compared to a net loss attributable to common shareholders of $2,463,000, or $.10 per share, based on 24,106,764 weighted average shares, for the quarter ended December 31, 2003. For the year ended December 31, 2004, the net loss attributable to common shareholders was $17,728,000, or $.68 per share, based on 26,142,150 weighted average shares, compared to a net loss attributable to common shareholders of $11,063,000, or $.47 per share, based on 23,429,829 weighted average shares for the year ended December 31, 2003. During both the quarter and year ended December 31, 2004, the Company continued to substantially increase funding of its fuel cell technologies as it refines its Power Pack products and prepares for commercial production. The net loss attributable to common shareholders for the quarter and year ended December 31, 2004 included non-cash charges aggregating $1,892,000 and $3,749,000, respectively, related to the issuance and extension of expiration dates of stock options and warrants. The net loss attributable to common shareholders for the quarter and year ended December 31, 2003 included non-cash charges aggregating $214,000 and $1,818,000, respectively, related to the issuance of stock options and warrants.

“Our cash expenditures in the last quarter of 2004 of about $4 million, consistent with our expectations, was somewhat larger than the prior period,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “The cash outlays include an increase in production related expenditures as our focus turns to preparations for large scale production, and also include costs of producing the hundreds of Power Pack units for use in our demonstrations to potential customers and in yesterday’s very successful presentation. They also reflect costs incurred by our move to our modern new facility in Lod, Israel. We expect the level of expenditures to increase as we continue to use cash for the items mentioned above as well as our other activities, until we begin the large outlays required to establish multi-unit production capabilities, which I will cover in the review of our milestones below.”

“The exciting demonstration yesterday before a crowd of over 300 people, comprising shareholders, members of the investment community, potential costumers, representatives of the media and other interested parties showed the impressive performances our Power Pack products are capable of delivering. We demonstrated two different, fully functional, consumer Power Pack products made by two different manufacturing sources with different design characteristics. Each Power Pack product demonstrated the capability of charging a variety of cell phones, MP3 devices, BlackBerry devices, PDA’s, and electronic games, mostly charging devices brought by members of the audience and showed the ability to operate in every orientation without discernible heat. We also demonstrated a refuelable Power Pack operating a rugged PDA being developed by General Dynamics C4 Systems for the U.S. Army. The presentation included discussions of a broad array of relevant topics relating to Medis Technologies’ unique proprietary technology, the anticipated markets for Power Pack products and the programs for achieving large scale production to satisfy those markets.”

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March 17, 2005

Mr. Lifton continued, “The audience heard a presentation from Professor Lilia Ziamou about the findings of a company sponsored recent poll on consumer uses of portable devices and “power frustration” as well as three light-hearted Power Pack commercials made at no cost to the company by my grandson Matt Hooper and his troupe. Members of the audience also enjoyed taking home Medis Technologies caps bearing our logo and stock ticker symbol.

The series of meetings of our representatives with mobile operators and major device manufacturers has begun and is planned to continue in the United States through the balance of March and in England, France and Germany in April. Our read of verbal comments from potential customers suggest to us that the level of acceptance of the Power Pack products will be quite gratifying to us and that it is appropriate now to focus on a large scale production capability.

At our presentation yesterday we outlined the following milestones on the road to large scale production: In May we plan to define the Power Pack design and during June and July to meet again with interested mobile operators and device manufacturers to seek firm orders for the units. By the end of this year we look to begin volume production, starting with thousands of units per month and building up. Depending on how quickly we have firm orders that will allow us to institute our first mass production line, we expect to have a line in place capable of producing about 1.5 million units a month in the second half of 2006 and then replicate that line as quickly as the order flow and our ability allows. In parallel, we are moving forward with the deliveries of the military products - the Power Pack for the rugged PDA and the tablet - to General Dynamics.

At the point at which we have market demand that would require financing for our production lines, we will consider the various opportunities for financing both by way of bank borrowings and equity infusion.

Obviously, these are ambitious programs and will require the full efforts of our entire team. I believe I speak for all of our shareholders in expressing our congratulations to all of the Medis Technologies team for the enormous achievements as reflected in yesterday’s presentation,” Mr. Lifton concluded.

It was also announced at the presentation that Mr. Lifton was invited as a guest panelist by Newsweek for its Wireless & Telecommunications Dinner Forum to be held on April 4, 2005 in the Newsweek World Headquarters Executive Dining Room. The program will include guest panelists from Samsung and Rutgers University and senior editors of Newsweek.

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis' product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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March 17, 2005

MEDIS TECHNOLOGIES LTD. SUMMARY OF RESULTS December 31, 2004 (In thousands, except per share amounts) (See notes below)

Statements of	Three Months	Three Months	Year	Year
Operations Data	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2003	2004	2003	2004

	(Unaudited)	(Unaudited)

Sales	$18	$—	$131	$—
Cost of sales	3	—	46	—
Gross profit	15	—	85	—

R&D costs, net	1,172	3,116	4,804	9,799
SG&A expenses	1,268	1,760	4,197	5,829
Amortization of intangible assets	52	52	997	208
Loss from operations	(2,477)	(4,928)	(9,913)	(15,836)
Other income, net	14	27	76	174
Net loss	(2,463)	(4,901)	(9,837)	(15,662)
Value of warrants issued or extended	-	(1,395)	(1,226)	(2,066)
Net loss attributable to common stockholders	$(2,463)	$(6,296)	$(11,063)	$(17,728)
Net loss per share - basic and diluted	$(.10)	$(.24)	$(.47)	$(.68)

Weighted-average number of common shares used in
computing basic and diluted net loss per share	24,107	26,335	23,430	26,142

	December 31,	December 31,
Selected Balance Sheet Data	2003	2004

Cash and cash equivalents	$6,620	$15,758
Working capital	5,870	12,534
Property and equipment, net	1,360	3,493
Goodwill and intangible assets, net	59,085	58,877
Total assets	68,451	79,773
Long-term liabilities	1,193	2,199
Stockholders’ equity	65,977	73,863

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NOTES

In January 2004, the Company issued 1,425,000 shares of its common stock in a private placement to institutional investors, for gross proceeds of approximately $14,588,000, less related costs of approximately $309,000.

In December 2004, the Company issued 220,000 shares of its common stock in a private placement to an accredited investor, for proceeds of approximately $3,080,000.

During the year ended December 31, 2004, warrant holders exercised outstanding warrants to acquire 548,101 shares of the Company's common stock, at exercise prices ranging from $4.92 to $9.60 per share, for aggregate gross proceeds of approximately $2,846,000.

During the year ended December 31, 2004, the Company issued approximately 285,450 shares of its common stock pursuant to the exercise of stock options granted under the Company's 1999 Stock Option Plan, as amended, for aggregate proceeds of approximately $1,656,000.

In August 2004, the Company extended through December 31, 2006 the expiration dates of its outstanding options that were scheduled to expire on December 31, 2004 and January 31, 2005. The Company has estimated the value of the extension of the expiration dates of such options to be approximately $825,000 and has recorded such amount as expense during the year ended December 31, 2004.

In August 2004, the Company extended through December 31, 2005 the expiration dates of its outstanding warrants that were issued to shareholders of the Company primarily in connection with the Company’s November 13, 2003 offer to exchange. Such warrants had original expirations dates of November 14, 2004. The Company has estimated the fair value of the extension of such warrants to be approximately $671,000 and has accounted for such amount as a preferred dividend during the year ended December 31, 2004.

In October 2004, the Company extended through December 31, 2005 the expiration dates of certain outstanding warrants that were issued to shareholders of the Company and to members of its corporate advisory board. Such warrants had original expirations dates of December 31, 2004. The Company has estimated the fair value of the extension of such warrants to be approximately $1,534,000 and has accounted for approximately $1,395,000 related to such warrants held by shareholders as a preferred dividend and has accounted for approximately $139,000 related to such warrants held by advisory board members as expense during the year and three months ended December 31, 2004.

In January 2005, subsequent to the balance sheet date, the Company issued 50,000 shares of its common stock in a private sale for proceeds of approximately $700,000.

Financial information included in the Summary of Results has been derived from the Company's consolidated financial statements as of December 31, 2003 and 2004 and from unaudited quarterly financial data.

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